   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2001

                                                      REGISTRATION NO. 333-68186
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              NEVADA POWER COMPANY
             (Exact name of registrant as specified in its charter)

                             ---------------------


                       NEVADA                                               88-0045330
            (State or other jurisdiction                                 (I.R.S. Employer
          of incorporation or organization)                             Identification No.)


                             ---------------------

                            6226 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89146
                                 (702) 367-5000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                WITH A COPY TO:

                           WILLIAM E. PETERSON, ESQ.

         Senior Vice President, General Counsel and Corporate Secretary
                            Sierra Pacific Resources
                        P.O. Box 30150 (6100 Neil Road)
                            Reno, Nevada 89520-3150
                                 (775) 834-5690
 (Name, address, including zip code, and telephone number, including area code, of agent for service)



                             ---------------------

                                WITH A COPY TO:
                            WILLIAM C. ROGERS, ESQ.
                             Choate, Hall & Stewart
                                53 State Street
                          Boston, Massachusetts 02109
                                 (617) 248-5000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS


                              [NEVADA POWER LOGO]
                                 EXCHANGE OFFER

                 NEVADA POWER COMPANY IS OFFERING TO ISSUE ITS

     8.25% GENERAL AND REFUNDING MORTGAGE BONDS, SERIES A, DUE JUNE 1, 2011

                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)


                              IN EXCHANGE FOR ITS

     8.25% GENERAL AND REFUNDING MORTGAGE BONDS, SERIES A, DUE JUNE 1, 2011
               (NOT REGISTERED UNDER THE SECURITIES ACT OF 1933)

     The exchange offer

          - We will exchange all old bonds that are validly tendered and not validly withdrawn for an equal principal amount of new bonds.

          - We are relying on the position of the staff of the Securities and Exchange Commission in certain interpretive letters to third parties providing that the new bonds will be freely tradable.

          - You may withdraw tenders of old bonds at any time prior to the expiration of the exchange offer.


          - The exchange offer expires at 5:00 p.m., New York time, on January 21, 2002, unless we extend the offer.


          - An exchange of old bonds for new bonds will not constitute a taxable event for U.S. federal income tax purposes.

     The new bonds

          - The new bonds will:

             - bear interest at 8.25% per annum,

             - mature on June 1, 2011, and

             - be redeemable, at the option of Nevada Power Company, as described in this prospectus.

         The terms of the new bonds will be substantially identical to the terms of the old bonds issued on May 24, 2001, except that the new bonds will not contain terms with respect to restrictions on transfer.

          - Like the old bonds, the new bonds will be secured by the lien of our General and Refunding Mortgage Indenture which covers substantially all of our Nevada properties and is junior to the lien of our first mortgage indenture.

          - There will likely be no public market for the new bonds.

YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THIS EXCHANGE OFFER.

     Each broker-dealer that receives new bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new bonds received in exchange for old bonds where such old bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. Nevada Power Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "PLAN OF DISTRIBUTION."

     The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is December 19, 2001.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
SUMMARY.....................................................     1
RISK FACTORS................................................     6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     7
THE COMPANY.................................................     8
RECENT DEVELOPMENTS.........................................     8
SELECTED FINANCIAL INFORMATION..............................    10
USE OF PROCEEDS.............................................    11
THE EXCHANGE OFFER..........................................    11
DESCRIPTION OF THE NEW BONDS................................    21
THE INDENTURE...............................................    25
DESCRIPTION OF FIRST MORTGAGE INDENTURE.....................    35
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......    36
ERISA CONSIDERATIONS........................................    40
PLAN OF DISTRIBUTION........................................    42
WHERE YOU CAN FIND MORE INFORMATION.........................    42
INCORPORATION OF INFORMATION WE FILE WITH THE SECURITIES AND
  EXCHANGE COMMISSION.......................................    43
LEGAL OPINIONS..............................................    44
EXPERTS.....................................................    44


     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NEVADA POWER COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION." YOU MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US, WITHOUT CHARGE, BY EITHER CALLING OR WRITING TO US AT:

         NEVADA POWER COMPANY
         P.O. BOX 10100
         6100 NEIL ROAD
         RENO, NEVADA 89520-3150
         ATTENTION: TREASURER
         TELEPHONE: (775) 834-5640


     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN JANUARY 16, 2002, WHICH IS FIVE DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER ON JANUARY 21, 2002.

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ANY INFORMATION OTHER THAN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE NEW BONDS, AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE NEW BONDS, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

                                    SUMMARY

     This summary, which is presented solely to furnish limited introductory information regarding Nevada Power Company ("Nevada Power" or the "Company"), the exchange offer and the new bonds, has been selected from the detailed information contained elsewhere in this prospectus (including the documents incorporated by reference). This summary does not contain all of the information that you should consider before making any investment decision. The terms "we," "us" and "our" refer to Nevada Power. You should read the entire prospectus carefully before making any investment decision.

                              NEVADA POWER COMPANY

     Nevada Power is a public utility company, incorporated under the laws of the State of Nevada, and is engaged in the generation, transmission, distribution and sale of electric energy to approximately 611,000 customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas. Our strategy is to focus on our regulated electric utility operations in the future.

     Nevada Power is one of the two principal subsidiaries of Sierra Pacific Resources, the utility holding company that owns all of our outstanding common stock. In 1999, Nevada Power merged with Sierra Pacific Resources, the parent of Sierra Pacific Power Company. Sierra Pacific Power Company is the electric utility serving western, central and northeastern Nevada. Nevada Power is now a separate, wholly-owned subsidiary of Sierra Pacific Resources.

                               THE EXCHANGE OFFER

     On May 24, 2001, we completed a private offering of our 8.25% General and Refunding Mortgage Bonds, due June 1, 2011. In connection with the private offering, we entered into a registration rights agreement with Credit Suisse First Boston Corporation, Merrill Lynch & Co. and the other initial purchasers in which we agreed to file a registration statement with the Securities and Exchange Commission within 90 days after the date of original issuance of the old bonds, with respect to a registered offer to exchange old bonds for new bonds. Pursuant to the exchange offer, you are entitled to exchange your old bonds for new bonds that are substantially identical in all material respects to the old bonds except that:

     - the new bonds will be registered under the Securities Act of 1933; and

     - the new bonds will not be entitled to certain rights applicable to the old bonds under the registration rights agreement.


General.......................   We are offering to exchange up to $350 million
                                 aggregate principal amount of 8.25% General and Refunding Mortgage Bonds, Series A, due June 1,
                                 2011 that have been registered under the Securities Act of 1933 for up to $350 million aggregate principal amount of 8.25% General and Refunding Mortgage Bonds, Series A, due June 1,
                                 2011 that were issued on May 24, 2001 in a private offering. Old bonds may be exchanged in denominations of $250,000 and integral multiples of $1,000 in excess thereof. We will issue the new bonds within 17 days after the expiration of the exchange offer. See "THE
                                 EXCHANGE OFFER."



Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York time, on January 21, 2002, unless we decide to extend it. We do not currently intend to extend the expiration date, although we reserve the right to do so, and we have agreed to use our reasonable best efforts to commence and complete the exchange offer promptly but no later than February 7, 2002. If extended, the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

Resale of New Bonds...........   Based on interpretive letters written by the
                                 staff of the Securities and Exchange Commission to companies other than Nevada Power, we believe that, subject to certain exceptions, the new bonds may generally be offered for resale, resold and otherwise transferred by any holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that such holder


                                      - is not our affiliate (as that term is
                                        defined under rule 405 of the Securities
                                        Act of 1933),


                                      - is acquiring the new bonds in the
                                        ordinary course of its business,

                                      - is not engaged in, does not intend to
                                        engage in, and has no arrangement or
                                        understanding with any person to
                                        participate in, a distribution of the
                                        new bonds, and

                                      - is not prohibited by any law or policy
                                        of the Securities and Exchange
                                        Commission from participating in the
                                        exchange offer.

                                 If Nevada Power's belief is inaccurate, holders of the new bonds who offer, resell or otherwise transfer new bonds in violation of the Securities Act of 1933 may incur liability under that Act. Nevada Power will not assume or indemnify holders against this liability.

                                 All participating broker-dealers that receive new bonds for their own accounts pursuant to the exchange offer in exchange for old bonds that were acquired as a result of market-making or other trading activity must acknowledge that they will deliver a prospectus in connection with any resale of the new bonds. See "PLAN OF DISTRIBUTION."

Conditions to the Exchange
Offer.........................   Subject to the terms of our registration rights
                                 agreement with Credit Suisse First Boston
                                 Corporation as the representative of the several initial purchasers of the old bonds, we may terminate the exchange offer before the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to

                                      - any legal or governmental action,

                                      - any new law, statute, rule or
                                        regulation, or

                                      - any interpretation by the staff of the
                                        Securities and Exchange Commission of
                                        any existing law, statute rule or
                                        regulation.

                                 See "THE EXCHANGE OFFER -- Conditions to the
                                 Exchange Offer."

Tender Procedures --
  Beneficial Owners...........   If you wish to tender old bonds that are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                 IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                 FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                 BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                 PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

Tender Procedures --
  Registered Holders and DTC
  Participants................   If you are a registered holder of old bonds and
                                 you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. If you are a participant in The Depository Trust Company ("DTC") and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile
                                 (or DTC message), together with your old bonds
                                 (in book-entry form if you are a participant in DTC) and any other required documentation to The Bank of New York, as exchange agent.


Guaranteed Delivery
Procedures....................   If you are a registered holder of old bonds and
                                 you wish to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old bonds according to special guaranteed delivery procedures. See THE
                                 EXCHANGE OFFER --"Procedures for
                                 Tendering -- Registered Holders and DTC
                                 Participants -- Guaranteed Delivery Procedures" on page 16.


Withdrawal Rights.............   You may withdraw tenders of old bonds at any
                                 time before 5:00 p.m., New York City time, on the expiration date as provided in "THE
                                 EXCHANGE OFFER -- Withdrawal of Tenders." Any old bonds not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Effect on Holders of Old
Bonds.........................   If you are a holder of old bonds and do not
                                 tender your old bonds in the exchange offer, you will continue to hold the old bonds and you will be entitled to all the rights and limitations applicable to the old bonds in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure
  to Exchange.................   All untendered old bonds will continue to be
                                 subject to the restrictions on transfer
                                 provided for in the old bonds. In general, the old bonds may not be offered or sold unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws.
                                 Other than the new bonds being registered in connection with the exchange offer, we do not currently anticipate that we will register the old bonds under the Securities Act of 1933.

Certain U.S. Federal Income
Tax Consequences..............   An exchange of old bonds for new bonds pursuant
                                 to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. See "CERTAIN UNITED STATES FEDERAL
                                 INCOME TAX CONSEQUENCES."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the new bonds in the exchange offer.

Exchange Agent................   The Bank of New York is the exchange agent for
                                 the exchange offer. The address and telephone number of the exchange agent are set forth in this prospectus under "THE EXCHANGE OFFER --
                                 Exchange Agent."

                                 THE NEW BONDS

     The following summary contains basic information about the new bonds. It does not contain all the information that may be important to you. For a more complete description of the new bonds, please refer to the section of this prospectus entitled "DESCRIPTION OF THE NEW BONDS."

The Issuer....................   Nevada Power Company

The New Bonds.................   $350,000,000 aggregate principal amount of
                                 8.25% General and Refunding Mortgage Bonds,
                                 Series A, due June 1, 2011


Ranking of the Bonds..........   The new bonds will be secured by the lien of
                                 the General and Refunding Mortgage Indenture dated as of May 1, 2001 (the "Indenture") between Nevada Power and The Bank of New York, as trustee, which lien will be junior, subject and subordinate to the prior lien of Nevada
                                 Power's Indenture of Mortgage dated as of October 1, 1953 (the "First Mortgage
                                 Indenture"). SEE "THE INDENTURE -- Security."


Maturity Date.................   June 1, 2011


Interest Payment Dates........   June 1 and December 1 of each year


Denominations.................   We will issue the new bonds in denominations of
                                 $250,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption...........   We may redeem all or a portion of the new bonds
                                 for cash at any time at a redemption price equal to the sum of (a) an amount equal to 100% of the then-outstanding principal amount thereof and (b) the applicable make-whole premium, together with accrued and unpaid interest to the date fixed for redemption. See
                                 "DESCRIPTION OF THE NEW BONDS -- Redemption."


Issuance of Additional
Indenture Securities..........   Additional securities may be issued under the
                                 Indenture on the basis of 70% of the Cost or Fair Value to the Company of Property Additions or on the basis of Retired Securities or cash deposited with the Trustee.

Events of Default.............   If an event of default occurs and is continuing
                                 with respect to the new bonds, the principal amount of such new bonds then outstanding, together with premium, if any, and accrued interest, if any, may be declared immediately due and payable. See "THE
                                 INDENTURE -- Remedies."


Form of Bonds.................   The new bonds initially will be issued in a
                                 fully registered book-entry form and will be represented by one or more registered global securities deposited with or on behalf of, and registered in the name of a nominee of, The
                                 Depository Trust Company.


Risk Factors..................   Investment in the new bonds involves certain
                                 risks. You should carefully read the "RISK
                                 FACTORS" section beginning on page 6 of this prospectus before participating in the exchange offer.

Trustee.......................   The Bank of New York

                                  RISK FACTORS


     Before deciding whether to exchange old bonds for new bonds, you should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.


IF YOU DO NOT TENDER YOUR OLD BONDS, OR DO SO IMPROPERLY, YOU WILL CONTINUE TO HOLD UNREGISTERED BONDS AND YOUR ABILITY TO TRANSFER SUCH BONDS WILL BE ADVERSELY AFFECTED.

     We will only issue new bonds in exchange for old bonds that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal, as described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the old bonds and you should carefully follow the instructions on how to tender your old bonds. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old bonds. If you do not tender your old bonds or if we do not accept your old bonds because you did not tender your old bonds properly, then, after we consummate the exchange offer, you will continue to hold old bonds that are subject to the existing transfer restrictions and, you will no longer have any registration rights with respect to the old bonds. In addition:

     - if you tender your old bonds for the purpose of participating in a distribution of the new bonds, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the new bonds; and

     - if you are a broker-dealer that receives new bonds for your own account in exchange for old bonds that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new bonds.

     We have agreed that, for a period of not less than 180 days after the exchange offer is consummated, we will make a prospectus available to any broker-dealer for use in connection with any such resale.


     After the exchange offer is consummated, if you continue to hold any old bonds, you may have difficulty selling them because there will be fewer old bonds outstanding. In addition, if significant amounts of old bonds are not tendered or are tendered improperly, the limited amount of new bonds that would be issued and outstanding after we consummate the exchange offer could lower the market price of the new bonds.


THERE IS NO EXISTING MARKET FOR THE NEW BONDS, AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     The new bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the new bonds on any national securities exchange or for quotation of the new bonds on any automated dealer quotation system. The liquidity of the trading market in the new bonds, and the market price quoted for the new bonds, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the new bonds. Moreover, even if a market for the new bonds does develop, the new bonds could trade at a discount from their face amount. If a market for the new bonds does not develop, you may be unable to sell your new bonds for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment readily, and your lenders may not readily accept the new bonds as collateral for loans.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     The information in this prospectus, or in the documents incorporated by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "objective" and other similar expressions identify those statements that are forward-looking. These statements are based on management's beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. Important factors, in addition to those described in the Risk Factors section in this prospectus, that could cause actual results to differ materially include:



     - the outcome and timing of rate cases previously filed and to be filed by us with the Public Utilities Commission of Nevada ("PUCN"), including the periodic applications authorized by recent Nevada legislation to permit us to recover costs for fuel and purchased power which have been recorded by us in our deferred energy accounts;



     - our ability to access the capital markets to support our requirements for working capital, construction costs and the repayment of maturing debt;



     - the extent to which volatile energy prices and the financial difficulties of electric utilities and power exchanges in the western United States cause any counterparties to our purchased power contacts to default on their obligations, thus requiring us to seek to replace the power on the spot market;


     - the effect of price controls promulgated in June 2001 by the Federal Energy Regulatory Commission ("FERC") on the availability and price of wholesale power purchases and sales in the western United States;


     - the effect that the September 11 terrorist attacks in New York and Washington, D.C. may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;



     - whether the PUCN will issue favorable orders in a timely manner to permit us to borrow money and issue additional securities to finance our operations and to purchase power and fuel necessary to serve our customers;


     - the effect of current or future Nevada or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow certain customers to choose new electricity suppliers;

     - unseasonable weather and other natural phenomena, which can have potentially serious impacts on our ability to procure adequate supplies of fuel or purchased power to serve our customers and on the cost of procuring such supplies;

     - industrial, commercial and residential growth in our service territories;

     - the loss of any of our significant customers;

     - changes in the business of our major customers, including those engaged in gaming, which may result in changes in the demand for our services;

     - changes in environmental regulations, tax or accounting matters or other laws and regulations to which we are subject;

     - future economic conditions, including inflation rates and monetary policy;

     - financial market conditions, including changes in availability of capital or interest rate fluctuations;

     - unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

     - employee workforce factors, including changes in collective bargaining unit arrangements, strikes or work stoppages.

                                  THE COMPANY

GENERAL

     Nevada Power Company ("Nevada Power" or the "Company") is a public utility company, incorporated under the laws of the State of Nevada, and is engaged in the generation, transmission, distribution and sale of electric energy to approximately 611,000 customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas. Our strategy is to focus on our regulated electric utility operations in the future.

     Nevada Power is one of two principal subsidiaries of Sierra Pacific Resources, the utility holding company that owns all of our outstanding common stock. In 1999, Nevada Power merged with Sierra Pacific Resources, the parent of Sierra Pacific Power Company. Sierra Pacific Power Company is the electric utility serving western, central, and northeastern Nevada. Nevada Power is now a separate, wholly-owned subsidiary of Sierra Pacific Resources.


     In recent years, Las Vegas has experienced significant growth due to hotel and casino expansion combined with low housing costs and taxes, strong job growth and a warm climate. The Company's electric customers and sales (in MWh) have increased at a compound annual growth rate of 6.4% and 7.1% over the past five years, respectively. A significant part of the growth in the Company's electric sales has resulted from new residential, industrial, and gaming customers. The Company owns and operates electric generating facilities with an aggregate installed capacity of 1,964 megawatts. For 2000, the Company's installed generation capacity by fuel type was 53.8% coal and 46.2% gas and oil. The Company has no ownership interest in, nor does it operate, any nuclear generating units.



                              RECENT DEVELOPMENTS



GENERAL RATE CASE



     On October 1, 2001, the Company filed a general rate case with the PUCN, as required under legislation enacted in Nevada earlier this year. In this filing, the Company requested an overall rate increase of approximately 3% to cover increased operating costs. The filing also seeks a return on common equity ("ROE") for the Company's total electric operations of 12.25% (a reduction from the Company's last-authorized ROE for bundled electric operations of 12.50%) and an overall rate of return ("ROR") of 9.26% (a reduction from the Company's last-authorized ROR for bundled electric operations of 10.02%). Any rate changes approved by the PUCN as a result of this filing are expected to take effect on April 1, 2002.



GENERAL AND REFUNDING MORTGAGE NOTE OFFERING



     On October 18, 2001, the Company issued $140 million of its General and Refunding Mortgage Notes, Floating Rate, Series B, due October 15, 2003. The notes were issued under and secured by the Company's General and Refunding Mortgage Indenture dated as of May 1, 2001, which is the same Indenture under which the New Bonds being offered pursuant to this prospectus will be issued. Interest on these notes is payable quarterly, commencing on January 15, 2002. The interest rate on these notes is a floating rate for each interest period, subject to adjustment every three months, equal to the London Interbank Offering Rate for three-month U.S. dollar deposits plus a spread of 1.65%. The notes are not subject to any sinking fund and are non-callable. The proceeds of the issuance were used to cover increased purchased power and fuel costs and to reduce commercial paper balances.



SIERRA PACIFIC RESOURCES' PREMIUM INCOME EQUITY SECURITIES OFFERING



     On November 16 and 21, 2001, Sierra Pacific Resources issued and sold $345,000,000 combined aggregate principal amount of its Premium Income Equity Securities ("PIES") at a price of $50 per unit of PIES with quarterly payments of an initial annual combined rate of 9%. Each Corporate PIES unit consists of a stock purchase contract and a senior unsecured note issued by Sierra Pacific Resources with a face amount of $50. Each PIES stock purchase contract will (1) include the right to receive payments from Sierra Pacific Resources on the stock purchase contract and (2) obligate the holder to purchase a number of shares of Sierra Pacific Resources's common stock on November 15, 2005. The number of shares of common stock receivable on the settlement date will be between 3.0084 and 3.6101 shares per unit depending on the average trading price of Sierra Pacific Resources's common stock prior to the settlement date. Each senior note issued in connection with the PIES will mature on November 15, 2007. The net proceeds from the sale of the PIES were used to make additional equity investments in Sierra Pacific Resources's utility subsidiaries and for general corporate purposes.



NEW CREDIT FACILITY



     The Company entered into a $200,000,000 Credit Agreement, dated as of November 30, 2001, among the Company, Union Bank of California, N.A., as Sole Bookrunner and Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, Bank One, NA, BNP Paribas and Mellon Bank, N.A., as Co-Documentation Agents and the lenders party to the Credit Agreement from time to time. This credit facility extends through November 28, 2002 and may be used for working capital and general corporate purposes, including commercial paper backup. The credit facility requires the Company, in the event of a decline in the Company's senior unsecured debt ratings, to issue its General and Refunding Mortgage Bonds to secure the facility in an amount equal to the total commitments under the facility.



DEFERRED ENERGY CASE



     On November 30, 2001, the Company filed a request with the PUCN to recover the actual costs for wholesale power and fuel it purchased for customers during the height of the recent Western energy crisis and the cost to the Company of carrying such balances. The request, prescribed under a law passed earlier this year designed to delay further rate increases during the crisis, seeks to increase rates approximately $307 million (21%). These rates are expected to remain in place for three years. Any rate changes approved by the PUCN as a result of this filing are expected to take effect on April 1, 2002.



FEDERAL SUIT AGAINST FEDERAL ENERGY REGULATORY COMMISSION



     The Company has filed formal complaints with the FERC seeking a reduction in future prices on contracts that it entered into to serve its customers during the height of the Western energy crisis earlier this year. In its complaint, the Company charged that the prices for long-term wholesale power were "the product of markets found by the Commission to be dysfunctional and not competitive" and should come under the same price caps the FERC imposed on spot power sales in the West in June 2001. In its filing, made under Section 206 of the Federal Power Act, the Company is asking the FERC to reduce the prices of the contracts to the current market prices. The Company is unable to predict at this time the outcome or timing of any decision by the FERC in this matter.



     Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which are incorporated by reference into this prospectus, for important additional information about the Company, Sierra Pacific Resources and Sierra Pacific Power Company, including information regarding the effect on the Company of the energy problems in the western United States and various other factors that could have a material impact on the Company's business, prospects, results of operations and/or financial condition.


     The Company's principal executive offices are located at 6226 W. Sahara Avenue, (P.O. Box 230), Las Vegas, Nevada 89146, and its telephone number is
(702) 367-5000.

                         SELECTED FINANCIAL INFORMATION


     The following table shows selected financial information for Nevada Power on a consolidated basis. You should read the following table along with our Financial Statements and Notes contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 which are incorporated by reference into this prospectus.


                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


                                        YEAR ENDED     YEAR ENDED       YEAR ENDED      9 MONTHS ENDED
                                       DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                           1998           1999             2000              2001
                                       ------------   ------------     ------------     --------------
INCOME STATEMENT(1)
Operating Revenues:
  Electric...........................   $  873,682     $  977,262       $1,325,470        $2,562,949
Operating Income.....................      147,277        116,983           73,460           120,125
Net Income (Loss)....................       83,499         38,692(2)        (7,928)(2)        56,459(2)
OTHER INFORMATION
EBITDA(3)............................      263,788        217,570          147,287           209,449
Interest Expense.....................      (56,933)       (64,913)         (70,390)          (65,916)
Cash Used in Investing Activities....     (304,318)      (219,420)        (196,636)         (139,828)
Cash Provided by (Used in) Operating
  Activities.........................      148,281        178,178          113,711          (624,127)
BALANCE SHEET
Total Assets.........................    2,607,824      2,724,329(4)     2,903,983(4)      5,303,007(4)
Total Long-Term Obligations..........    1,055,607      1,202,846        1,280,694         1,426,583
Preferred Stock......................        3,265             --               --                --
Preferred Trust Securities...........      188,872        188,872          188,872           188,872
Common Equity........................      864,036        822,973(5)       887,737(5)      1,306,116(5)
Total Capitalization.................   $2,111,780     $2,214,691(5)    $2,357,303(5)      2,918,246(5)
CREDIT RATIOS
Ratio of Earnings to Fixed
  Charges(6).........................         2.51           1.53             0.76              2.09
Deficiency...........................           --             --       $   25,169                --
EBITDA/Interest(3)...................         4.63           3.35             2.09              3.18


---------------

Notes:

(1) Certain prior period amounts have been reclassified, with no effect on net income or common shareholders' equity, to conform with the current period presentation.

(2) Amounts do not include Equity in earnings (losses) of Sierra Pacific Resources.


(3) EBITDA includes Operating Income before income taxes, depreciation and amortization and may not be comparable to similar measures presented by other companies.


(4) Amounts do not include Investment in Sierra Pacific Resources.

(5) Amounts do not include Equity in Sierra Pacific Resources.

(6) For the purpose of calculating the ratio of earnings to fixed charges, "Fixed Charges" represent the aggregate of interest charges on short-term and long-term debt, distributions on preferred securities, allowance for funds used during construction, capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represent the income (or loss) from continuing operations before income taxes, plus fixed charges.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new bonds. In consideration for issuing the new bonds as contemplated in this prospectus, we will receive in exchange old bonds in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

     The proceeds of the old bonds were used to discharge outstanding indebtedness including outstanding commercial paper balances and $150,000,000 principal amount of Nevada Power's Floating Rate Notes due June 12, 2001.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     Nevada Power is offering to issue its 8.25% General and Refunding Mortgage Bonds, Series A, due June 1, 2011, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (the "New Bonds"), in exchange for its 8.25% General and Refunding Mortgage Bonds, Series A, due June 1, 2011, which have not been so registered (the "Old Bonds"), as described in this prospectus (the "Exchange Offer").


     The Old Bonds were sold by Credit Suisse First Boston, Merrill, Lynch & Co. and certain other initial purchasers (collectively, the "Initial Purchasers") on May 24, 2001 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Bonds, Nevada Power and the Initial Purchasers entered into a Registration Rights Agreement, dated May 24, 2001 (the "Registration Rights Agreement"), which requires Nevada Power, among other things,

     (a) to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to New Bonds substantially identical in all material respects to the Old Bonds, to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act and to make an exchange offer for the Old Bonds as discussed below, or

     (b) to register the Old Bonds under the Securities Act.

     Nevada Power is obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the Old Bonds the opportunity to exchange their Old Bonds for a like principal amount of New Bonds which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy Nevada Power's obligations under that agreement. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Bonds are registered on Nevada Power's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Bonds are held of record by DTC. At the date of this prospectus, the sole Holder of Old Bonds is DTC.

     In participating in the Exchange Offer, a Holder is deemed to represent to Nevada Power, among other things, that

     (a) The New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Bonds, whether or not such person is the Holder,


     (b) neither the Holder nor any such other person receiving such New Bonds is engaging in or intends to engage in a distribution of such New Bonds,


     (c) neither the Holder nor any such other person receiving such New Bonds has an arrangement or understanding with any person to participate in the distribution of such New Bonds, and

     (d) neither the Holder nor any such other person receiving such New Bonds is an "affiliate," as defined in Rule 405 under the Securities Act, of Nevada Power.


     Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third-parties, Nevada Power believes that the New Bonds issued pursuant to the Exchange Offer may be offered for resale and resold or otherwise transferred by any Holder of such New Bonds (other than any such Holder which is an "affiliate" of Nevada Power within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to Holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such New Bonds are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Bonds. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Bonds cannot rely on such interpretation by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Bonds. In the event that Nevada Power's belief is not correct, Holders of the New Bonds who transfer New Bonds in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Nevada Power does not assume or indemnify Holders against such liability.

     Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds which were acquired by such broker-dealer as a result of market-making activities or other trading activities must, and must agree to, deliver a prospectus in connection with any resale of such New Bonds. This prospectus may be used for such purpose. Any such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the Securities and Exchange Commission does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Bonds received in exchange for an unsold allotment of Old Bonds purchased directly from Nevada Power.

     Nevada Power has not entered into any arrangement or understanding with any person to distribute the New Bonds to be received in the Exchange Offer.

     The Exchange Offer is not being made to, nor will Nevada Power accept tenders for exchange from, Holders of Old Bonds in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. See "PLAN OF DISTRIBUTION."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Bonds properly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Old Bonds may be tendered only in denominations of $250,000 and integral multiples of $1,000 in excess thereof. We will issue $1,000 principal amount of New Bonds in exchange for each $1,000 principal amount of Old Bonds surrendered in the Exchange Offer.


     The form and terms of the New Bonds will be the same as the form and terms of the Old Bonds except the New Bonds will be registered under the Securities Act while the Old Bonds were not. The New Bonds will evidence the same debt as the Old Bonds. The New Bonds will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Bonds, and both the Old Bonds and the New Bonds will be treated as a single series of debt securities under that indenture.


     As of the date of this prospectus, $350,000,000 in aggregate principal amount of the Old Bonds is outstanding. This prospectus, together with the letter of transmittal, is being sent to all Holders of Old

Bonds. There will be no fixed record date for determining registered holders of Old Bonds entitled to participate in the Exchange Offer.


     We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old Bonds that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits those Holders have under the Indenture. If any tendered Old Bonds are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Bonds will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.



     We will be deemed to have accepted for exchange properly tendered Old Bonds when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Bonds from the Company and delivering New Bonds to those Holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Bonds not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption
"-- Conditions to the Exchange Offer."


     Holders who tender Old Bonds in the Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Bonds. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. It is important that you read the "-- Fees and Expenses" section below for more details regarding fees and expenses incurred in the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date," shall mean 5:00 p.m., New York City time on Monday, January 21, 2002, unless Nevada Power, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension orally or in writing and we will notify the registered Holders of Old Bonds of the extension no later than 9:00 a.m., New York time, on the business day after the previously scheduled expiration date.

     Nevada Power reserves the right, in its sole discretion:

     - to delay accepting any Old Bonds, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" below have not been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent; or

     - subject to the terms of the Registration Rights Agreement, to amend the terms of the Exchange Offer in any manner.


Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered Holders of Old Bonds. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of Old Bonds of the amendment. During any of these extensions, all Old Bonds previously tendered will remain subject to the Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Bonds that we do not accept for exchange for any reason without expense to their tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.


     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, Nevada Power will accept, promptly after the Expiration Date, all Old Bonds properly tendered and will issue the New Bonds promptly after acceptance of the Old Bonds. See "-- Conditions to the Exchange Offer." For purposes of the Exchange Offer, Nevada Power will be deemed to have accepted properly tendered Old Bonds for exchange when, as and if Nevada Power shall have given oral or written notice thereof of the Exchange Agent.

     In all cases, issuance of the New Bonds for Old Bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or facsimile thereof or an Agent's message in lieu thereof) and all other required documents; provided, however, that Nevada Power reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Bonds are submitted for a greater principal amount or a greater principal amount, respectively, than the Holder desires to exchange, then such unaccepted or non-exchange Old Bonds evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange any New Bonds for any Old Bonds, and we may, subject to the terms of the Registration Rights Agreement, terminate the Exchange Offer before accepting any Old Bonds for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in Nevada Power's reasonable judgment, might materially impair the ability of Nevada Power to proceed with the Exchange Offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Securities and Exchange Commission, which, in Nevada Power's reasonable judgment, might materially impair the ability of Nevada Power to proceed with the Exchange Offer.


     If Nevada Power determines in its sole discretion that any of these conditions are not satisfied, Nevada Power may:


     - refuse to accept any Old Bonds and return all tendered Old Bonds to the tendering Holders,

     - extend the Exchange Offer and retain all Old Bonds tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Bonds to withdraw their tendered Old Bonds, or

     - waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Bonds which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Nevada Power will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Nevada Power will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     In addition, we will not be obligated to accept for exchange the Old Bonds of any Holder that has not made:

     - the representations described under "-- Purpose and Effect of the Exchange Offer," and

     - such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the New Bonds under the Securities Act.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Bonds being tendered for exchange.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of that right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any Old Bonds tendered, and will not issue New Bonds in exchange for any of those Old Bonds, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING -- REGISTERED HOLDERS AND DTC PARTICIPANTS

     REGISTERED HOLDERS OF OLD BONDS, AS WELL AS BENEFICIAL OWNERS WHO ARE DIRECT PARTICIPANTS IN DTC, WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD FOLLOW THE DIRECTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL.

     ALL OTHER BENEFICIAL OWNERS SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM THEIR BROKER OR NOMINEE AND SHOULD CONTACT THEIR BROKER OR NOMINEE DIRECTLY. THE INSTRUCTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL DO NOT APPLY TO SUCH BENEFICIAL OWNERS.

  REGISTERED HOLDERS

     To tender in the Exchange Offer, a Holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the Exchange Agent prior to the expiration date. In addition, either

     - certificates for such Old Bonds must be received by the Exchange Agent along with the letter of transmittal, or

     - the Holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to the Expiration Date.

     The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and Nevada Power in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD BONDS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF

DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD BONDS SHOULD BE SENT TO NEVADA POWER COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Bonds tendered pursuant thereto are tendered

     - by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an Eligible Institution (as defined below).

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered Holder of any Old Bonds listed therein, such Old Bonds must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Old Bonds.

     If the letter of transmittal or any Old Bonds or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Nevada Power, evidence satisfactory to Nevada Power of their authority to so act must be submitted with the letter of transmittal.

  GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Bonds and


     (a) whose Old Bonds are not immediately available;



     (b) who cannot deliver their Old Bonds, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date; or


     (c) who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

     (1) the tender is made through an Eligible Institution;

     (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder, the certificate number(s) of such Old Bonds (unless tender is to be made by book-entry transfer) and the principal amount of Old Bonds tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tender Old Bonds, in proper form for transfer, or Book-Entry Confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (3) the certificates and/or other documents referred to in clause (2) above must be received by the Exchange Agent within the time specified above.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Bonds according to the guaranteed delivery procedures set forth above.

  DTC PARTICIPANTS

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Bonds by causing DTC to transfer such Old Bonds into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either

     - the letter of transmittal or facsimile thereof, with any required signature guarantees or

     - an Agent's Message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to the Expiration Date or the guaranteed delivery procedures described above must be complied with. The Exchange Agent will make a request to establish an account with respect to the Old Bonds at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus.

     The term "Agent's Message" means a message, electronically transmitted by DTC to and received by the Exchange Agent, and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Holder of Old Bonds stating that such Holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal and, further, that such Holder agrees that the Company may enforce the letter of transmittal against such Holder.

  MISCELLANEOUS

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Bonds and withdrawal of tendered Old Bonds will be determined by Nevada Power in its sole discretion, which determination will be final and binding. Nevada Power reserves the absolute right to reject any and all Old Bonds not properly tendered or any Old Bonds Nevada Power's acceptance of which would, in the opinion of counsel for Nevada Power, be unlawful. Nevada Power also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Bonds. Nevada Power's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Bonds must be cured within such time as Nevada Power shall determine. Although Nevada Power intends to notify Holders of defects or irregularities with respect to tenders of Old Bonds, none of Nevada Power, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.


     By tendering, each Holder or the Person receiving the New Bonds, as the case may be, will be deemed to represent to Nevada Power that, among other things,


     - the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Person receiving such New Bonds, whether or not such person is the Holder,

     - neither the Holder nor any such other Person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such New Bonds, and


     - neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 promulgated under the Securities Act, of Nevada Power.

     In all cases, issuance of New Bonds pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for the Old Bonds tendered for exchange or a timely Book-Entry Confirmation of such Old Bonds into the Exchange Agent's account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent's Message in lieu thereof) and all other required documents. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Bonds are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Bonds will be returned without expense to the tendering Holder thereof (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Bonds will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Nevada Power reserves the right in its sole discretion to purchase or make offers for any Old Bonds that remain outstanding subsequent to the Expiration Date or, as set forth above under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

BOOK ENTRY TRANSFER


     The Exchange Agent will establish an account with respect to the Old Bonds at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution participant in DTC's system may make book-entry delivery of Old Bonds by causing DTC to transfer those Old Bonds into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Bonds who are unable to deliver confirmation of the book-entry tender of their Old Bonds into the Exchange Agent's account at DTC or all other documents of transmittal to the Exchange Agent on or prior to the Expiration Date must tender their Old Bonds according to the guaranteed delivery procedures described above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, Holders of Old Bonds may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Bonds in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

     - specify the name of the person having deposited the Old Bonds to be withdrawn (the "Depositor"),


     - identify the Old Bonds to be withdrawn (including the certificate number, unless tendered by book-entry transfer),


     - be signed by the Holder in the same manner as the original signature on the letter of transmittal by which such Old Bonds were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustees with respect to the Old Bonds register the transfer of such Old Bonds in the name of the person withdrawing the tender, and

     - specify the name in which any such Old Bonds are to be registered, if different from that of the Depositor. If Old Bonds have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Bonds, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Nevada Power, whose determination shall be final and binding on all parties. Any Old Bonds so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal; and no New Bonds will be issued with respect thereto unless the Old Bonds so withdrawn are validly retendered. Properly withdrawn Old Bonds may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:
        The Bank of New York
        Reorganization Unit

        15 Broad Street, 16(th) Floor

        New York, NY 10286
        Attn: Ms. Diane Amoroso

        By Telephone: 212-235-2353


        By Facsimile: 212-235-2261


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses in connection therewith.

     Our expenses in connection with the Exchange Offer are estimated in the aggregate to be approximately $182,500 and include, among other things:

     - Securities and Exchange Commission registration fees;

     - fees and expenses of the exchange agent and the trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES


     We will pay all transfer taxes, if any, applicable to the exchange of Old Bonds pursuant to the Exchange Offer. The tendering Holder, however, will be required to pay any transfer taxes (whether imposed on the registered Holder or any other person) if:



     - certificates representing Old Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Bonds tendered;


     - tendered Old Bonds are registered in the name of any person other than the person signing the letter of transmittal; or

     - transfer tax is imposed for any reason other than the exchange of Old Bonds pursuant to the Exchange Offer.

     If satisfactory evidence of payment of those taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed to such tendering Holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Bonds who do not exchange their Old Bonds for New Bonds pursuant to the Exchange Offer will remain subject to the restrictions on transfer applicable to the Old Bonds as set forth in the offering circular distributed in connection with the private offering of the Old Bonds.


     In general, you may not offer or sell the Old Bonds unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under, or not subject to, the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Old Bonds under the Securities Act. Based on interpretations of the staff of the Securities and Exchange Commission, New Bonds issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such Holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Holders acquired the New Bonds in the ordinary course of the Holders' business and the Holders have no arrangement or understanding with respect to the distribution of the New Bonds to be acquired in the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Bonds:


     - could not rely on the applicable interpretations of the Securities and Exchange Commission; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any secondary resale transaction of the New Bonds.


     After the Exchange Offer is consummated, if you continue to hold any Old Bonds, you may have difficulty selling them because there will be fewer Old Bonds outstanding. In addition, if a large amount of Old Bonds are not tendered or are tendered improperly, the limited amount of New Bonds that would be issued and outstanding after we consummate the Exchange Offer could lower the market price of the New Bonds.


ACCOUNTING TREATMENT

     We will record the New Bonds in our accounting records at the same carrying value as the Old Bonds, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer.

OTHER

     Participation in the Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered Old Bonds in open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Old Bonds that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Bonds.

                          DESCRIPTION OF THE NEW BONDS

GENERAL


     The Old Bonds were issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The Old Bonds and New Bonds are sometimes collectively called the "Bonds" and individually a "Bond." The descriptions under this heading and the heading "THE INDENTURE" are summaries of the material provisions of the Indenture. Such summaries do not purport to be complete and are subject to the detailed provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holder of the Bonds. Capitalized terms used under this heading and the heading "THE INDENTURE" which are not otherwise defined in this prospectus shall have the meanings ascribed to them in the Indenture. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made in this prospectus and such statements are qualified in their entirety by such reference. References to article and section numbers in this prospectus, unless otherwise indicated, are references to article and section numbers of the Indenture.



     As hereinafter discussed, the Indenture provides that, in addition to the Bonds, other debt securities may be issued thereunder, without limitation as to aggregate principal amount, on the basis of Property Additions, Retired Securities or cash deposited with the Trustee. (See "Issuance of Additional Indenture Securities.") The Bonds and all other debt securities issued under the Indenture are collectively referred to herein as the "Indenture Securities." Since the date of original issuance of the Old Bonds, the Company has issued a second series of Indenture Securities consisting of $140,000,000 principal amount of its General and Refunding Mortgage Notes, Floating Rate, Series B, due October 15, 2003. In addition, the Company has agreed to issue up to $200,000,000 principal amount of General and Refunding Mortgage Bonds to the banks participating in its Credit Agreement, dated as of November 30, 2001, among the Company, Union Bank of California, N.A., as Sole Bookrunner and Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, Bank One, NA, BNP Paribas and Mellon Bank, N.A., as Co-Documentation Agents and the lenders party to the Credit Agreement from time to time. The General and Refunding Mortgage Bonds are required to be issued in the event of a decline in the Company's senior unsecured debt ratings to secure the credit facility in an amount equal to the total commitments under the credit facility.


     The Old Bonds were initially offered in the principal amount of $350,000,000. The New Bonds are being offered in the same principal amount and on the same terms and conditions as the Old Bonds.

     The Bonds will bear interest at the rate of 8.25% per annum set forth in the summary of this prospectus from May 24, 2001, payable semi-annually on each June 1 and December 1 (each an "Interest Payment Date") to the persons in whose names they are registered at the close of business on the fifteenth calendar day preceding each Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be payable to the registered Bondholder to whom principal is payable.

     The Bonds may be redeemed before their maturity as described below, but are not entitled to the benefit of any sinking fund.

     The Bonds are initially issuable in book-entry form. Initially, Cede & Co., as nominee for DTC (as defined herein under "Book-Entry System"), will be the registered owner of the Bonds and references herein to the Bondholders, Holders, Owners, owners or Registered Owners of the Bonds shall mean Cede & Co. and not the beneficial owners of the Bonds. Beneficial owners of the Bonds will not receive or have the right to receive bond certificates except as hereinafter provided. See "Book-Entry System."

INTEREST


     Interest on each Bond will be payable on each Interest Payment Date for each such Bond for the period commencing on the next preceding Interest Payment Date (or if no interest has been paid thereon, commencing on the date of issuance thereof) to, but not including, such Interest Payment Date. The first Interest Payment Date was December 1, 2001 and, thereafter, interest will be paid on the first day of each June and December.


     If any Interest Payment Date or the date of Maturity falls on a day that is not a Business Day (as defined below), all payments to be made on such day shall be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delay in payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Any interest payable on any Interest Payment Date other than Maturity and not so punctually paid or duly provided for will cease to be payable to the person in whose name the Bond is registered at the close of business on the applicable regular record date and will instead be payable to the person in whose name the Bond (or one or more predecessor Bonds) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Company, notice of which will be given to the registered holder of the Bond (or one or more predecessor Bonds) not less than 15 days prior to such special record date.

     "Business Day" shall mean any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business, including dealings in deposits in U.S. dollars, in New York.

PAYMENT OF BONDS; TRANSFERS; EXCHANGES

     Interest, if any, on each Bond payable on each Interest Payment Date will be paid to the person in whose name such Bond is registered (the registered holder of any Indenture Security being hereinafter called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at Maturity will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Bond, such defaulted interest may be payable to the Holder of such Bond as of the close of business on a date selected by the Trustee which is not more than 30 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest and not less than 25 days after the receipt by the Trustee of the notice of the proposed payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Bond may be listed, if the Trustee deems such manner of payment practicable. (See Section 3.07.)

     The principal of and premium, if any, and interest on the Bonds at Maturity will be payable upon presentation of the Bonds at the corporate trust office of The Bank of New York, in New York, New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Bonds, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion. (See Section 6.02.)

     The transfer of Bonds may be registered, and Bonds may be exchanged for other bonds of the same series, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York, in New York, New York, as Security Registrar for the Bonds. The Company may change the place for registration of transfer and exchange of the Bonds, and may designate one or more additional places for such registration and exchange, all at its discretion. (See Sections 6.02 and 3.05.) No service charge will be made for any transfer or exchange of the Bonds; however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. The Company will not be required to execute or to provide for the registration of transfer of or the exchange of (a) any Bond during a period of 15 days prior to giving any notice of redemption or (b) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 3.05.)

     All moneys paid by the Company to a Paying Agent or the Trustee for the payment of the principal of or any premium or interest on a Bond which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Bond thereafter may, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Paying Agent, the Trustee and the Company as trustee with respect thereto shall thereupon cease. (See Section 6.03.)

REDEMPTION


     The Bonds will be redeemable, at the Company's option, at any time or from time to time, in whole or in part upon not less than 30 and not more than 60 days notice mailed to each holder of the Bonds to be redeemed at the holder's address appearing in the register, on any date prior to maturity at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date) plus the make-whole premium (the "Make-Whole Premium") applicable to such Bonds (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the Bonds plus accrued and unpaid interest to the redemption date.


     The amount of the Make-Whole Premium with respect to the Bonds (or portion thereof) to be redeemed will be equal to the excess, if any, of:

     (a) the sum of the present values, calculated as of the redemption date, of:

          (1) each interest payment that, but for such redemption, would have been payable on the Bonds (or portion thereof) being redeemed on each Interest Payment Date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date); and

          (2) the principal amount that, but for such redemption, would have been payable at the final maturity of the Bonds (or portion thereof) being redeemed,

          over

     (b) the principal amount of the Bonds (or portion thereof) being redeemed.

     The present values of each interest and principal payment referred to in clause (a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for such redemption, to the redemption date at a discount rate equal to the Treasury Yield (as defined below) plus 30 basis points.

     The Make-Whole Premium will be calculated by Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Company (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12 of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.


     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.


     If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Bonds and portions of the Bonds in amounts of $1,000 or whole multiples of $1,000.

     The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

BOOK-ENTRY SYSTEM


     Ownership of beneficial interests in book-entry Bonds will be limited to DTC participants ("Participants") or persons who hold interests through Participants. Upon the issuance of the book-entry Bonds, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interests represented by such book-entry Bonds to the accounts of its Participants. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the book-entry Bonds will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of Participants) or by any such Participant (with respect to interests of persons held by such Participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in the book-entry Bonds may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any of their agents will have any responsibility or liability for any aspect of DTC's or any Participant's records relating to, or for payments made on account of, beneficial interests in any book-entry Bonds, or for maintaining, supervising or reviewing any records relating to such beneficial interests.


     DTC has advised the Company that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of The Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Interests in the book-entry Bonds will be exchanged for Bonds in certificated form if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the book-entry Bonds or has ceased to be qualified to act as such or if at any time such depository ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within

90 days, (ii) there shall have occurred and be continuing an Event of Default (as defined below) with respect to the Bonds or (iii) the Company, in its sole discretion, elects to terminate the book-entry system. Upon the occurrence of such an event, owners of beneficial interests in the book-entry Bonds will receive physical delivery of the Bonds in certificated form. All certificated Bonds issued in exchange for an interest in the book-entry Bonds or any portion thereof will be registered in such names as DTC shall direct. Such Bonds will be issued in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof and will be in registered form only, without coupons.

     No beneficial owner of an interest in the book-entry Bonds will be able to transfer that interest except in accordance with DTC's applicable procedures referred to herein.

     Investors may hold their interests in the book-entry Bonds directly through DTC if they are Participants or indirectly through organizations which are Participants. Accordingly, although owners who hold Bonds through Participants will not possess Bonds in definitive form, the Participants provide a mechanism by which holders of Bonds will receive payments and will be able to transfer their interests.

     Settlement for the Old Bonds was made by the initial purchasers in immediately available funds on May 24, 2001. All payments of principal and interest on the Bonds will be made by the Company in immediately available funds so long as the Bonds are maintained in the form of book-entry Bonds.

                                 THE INDENTURE

SECURITY

  GENERAL

     Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under "Release of Property" and "Defeasance," all Outstanding Indenture Securities, equally and ratably, will be secured by the lien of the Indenture on substantially all properties owned by the Company located in the State of Nevada (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties, which lien, as to such properties, will be junior, subject and subordinate to the respective liens of the Company's existing First Mortgage Indenture.

     As used herein, the term "First Mortgage Indenture" means the Indenture of Mortgage, dated as of October 1, 1953, from the Company to Bankers Trust Company (successor to First Interstate Bank of Nevada, N.A., formerly First National Bank of Nevada, Reno, Nevada), as trustee, as heretofore and hereafter amended and supplemented.

     The Indenture provides that, after the issuance of the initial series of Securities under the Indenture, the Company will not issue any additional bonds under the First Mortgage Indenture, except (a) as necessary to replace any mutilated, lost or destroyed bonds or to effect exchanges and transfers of bonds, and (b) up to $195 million of First Mortgage Bonds to cover certain negative pledge obligations of the Company and for other financing-related purposes. The Indenture also provides that, as soon as practicable after the Company becomes entitled to the release and discharge of the First Mortgage Indenture, it will take all necessary action to obtain and effect the release and cancellation of the lien of the First Mortgage Indenture upon any of the Mortgaged Property. (See Section 7.02.)

  LIEN OF THE INDENTURE

     General. The Indenture constitutes a lien on substantially all the real property and tangible personal property of the Company located in the State of Nevada, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the Indenture other than the lien of the First Mortgage Indenture (so long as the same remains in effect), Permitted Liens and certain other liens permitted to exist.

     The Indenture provides that after-acquired property (other than excepted property) located in the State of Nevada will be subject to the lien of the Indenture; provided, however, that in the case of consolidation or merger (whether or not the Company is the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from the Company in or as a result of such transaction and improvements, extensions and additions (as defined in the Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and "Consolidation, Merger, etc." herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the Indenture.

     Without the consent of the Holders, the Company and the Trustee may enter into supplemental indentures in order to subject to the lien of the Indenture additional property (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Indenture Securities. (See "Issuance of Additional Indenture Securities.")

     Excepted Property. There are excepted from the lien of the Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by the Company; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by the Company as lessee. (See Granting Clauses.)

     In addition, the properties of the Company located outside of the State of Nevada are not subject to the lien of the Indenture.

     Permitted Liens. The lien of the Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the Indenture, Permitted Liens includes any and all of the following, among other, liens: (a) liens for taxes which are not delinquent or are being contested in good faith;
(b) mechanics', workmen's and similar liens and other liens arising in the ordinary cause of business; (c) liens in respect of judgments (i) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of Indenture Securities then Outstanding or (ii) with respect to which the Company shall in good faith be prosecuting an appeal or shall have the right to do so; (d) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair the use by the Company of the Mortgaged Property considered as a whole; (e) certain defects, irregularities and limitations in title to real property subject to rights-of-way in favor of the Company or used primarily for right-of-way purposes; (f) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (g) leases existing at the date of the Restated Indenture and subsequent leases for not more than 10 years or which do not materially impair the use by the Company of the property subject thereto; (h) liens of lessors or licensors for amounts due which are not delinquent or are being contested; (i) controls, restrictions or obligations imposed by Governmental Authorities upon property of the Company or the operation thereof; (j) rights of Governmental Authorities to purchase or designate a purchase of property of the Company; (k) liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen's compensation, unemployment insurance, social security or any pension or welfare benefit plan or program; (l) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (m) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by the Company or by others on property of the Company; (n) rights and interests of Persons other than the Company arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (o) restrictions or assignment and/or qualification requirements on the assignee;
(p) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (q) easements, ground leases or rights-of-way on or across property of the Company for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair the use by the Company of such property; and (r) Prepaid Liens. (See Granting Clauses and Section 1.01.)


     Trustee's Lien. The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

ISSUANCE OF ADDITIONAL INDENTURE SECURITIES

     The aggregate principal amount of Indenture Securities which may be authenticated and delivered under the Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

          (i) 70% of the Cost or Fair Value to the Company (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

          (ii) the aggregate principal amount of Retired Securities; and

          (iii) an amount of cash deposited with the Trustee. (See Article IV.)

     Property Additions generally include any property which is owned by the Company and is subject to the lien of the Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of the Company. (See Section 1.03.)

     Retired Securities means, generally, (a) Indenture Securities which are no longer Outstanding under the Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Indenture Securities, the release of property or the withdrawal of cash and (b) certain bonds issued under the First Mortgage Indenture which have been retired.

RELEASE OF PROPERTY

     Unless an Event of Default has occurred and is continuing, the Company may obtain the release from the lien of the Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to the Company of such property at the time it became Funded Property) exceeds the aggregate of:

          (1) an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;

          (2) an amount equal to 70% of the Cost or Fair Value to the Company (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

          (3) the aggregate principal amount of Indenture Securities the Company would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

          (4) any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the trustee or other holder of a lien prior to the lien of the Indenture, subject to certain limitations described below;

          (5) the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee); and

          (6) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See
     Section 8.03.)

     As used in the Indenture, the term "Purchase Money Lien" means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)

     Property which is not Funded Property may generally be released from the lien of the Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to the Company (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to the Company (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)

     The Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)


     If the Company retains any interest in any property released from the lien of the Indenture, the Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)

WITHDRAWAL OF CASH

     Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by the Company (a) to the extent of an amount equal to 70% the Cost or Fair Value to the Company (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that the Company would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding Indenture Securities delivered to the Trustee; or (2) upon the request of the Company, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision therefor) at Stated Maturity of any Indenture Securities or the redemption (or provision therefor) of any Indenture Securities which are redeemable. (See Section 8.06.)

CONSOLIDATION, MERGER, ETC.

     The Company may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Indenture Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Indenture Securities and the performance of all of the covenants and conditions of the Company under the Indenture and, in the case of a consolidation merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (b) in the case of a lease, such lease is made expressly subject to termination by the Company or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above the Company would be released and discharged from all obligations under the Indenture and on the Indenture Securities then Outstanding unless the Company elects to waive such release and discharge. (See Section 13.04.)

MODIFICATION OF INDENTURE

  MODIFICATION WITHOUT CONSENT

     Without the consent of any Holders, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Indenture Securities; or

          (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series (for the purposes of this subsection, "series" includes all tranches thereof), or to surrender any right or power conferred upon the Company by the Indenture; or

          (c) to correct or amplify the description of any property at any time subject to the lien of the Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the Indenture; or to subject to the lien of the Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

          (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no Indenture Security of such series remains Outstanding; or

          (e) to establish the form or terms of the Indenture Securities of any series as permitted by the Indenture; or

          (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

          (g) to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

          (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the Indenture Securities; or

          (i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities will be payable, (2) all or any series of Indenture Securities may be surrendered for registration of transfer, (3) all or any series of Indenture Securities may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of all or any series of Indenture Securities and the Indenture may be served; or

          (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect. (See Section 14.01.)

     Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See Section 14.01.)

  MODIFICATIONS REQUIRING CONSENT

     Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may

          (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security,

          (b) permit the creation of any lien not otherwise permitted by the Indenture ranking prior to the lien of the Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the Indenture, without, in any such case, the consent of the Holders of all Indenture Securities then Outstanding,

          (c) reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series, or

          (d) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series without the consent of the Holder of each Outstanding Indenture Security of such series.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series or modifies the rights of the Holders of Indenture Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Indenture Securities of any other series. (See Section 14.02.)

WAIVER

     The Holders of at least a majority in aggregate principal amount of all Indenture Securities may waive the Company's obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Indenture Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to Indenture Securities of such series or tranches thereof. (See Section 6.09.)

EVENTS OF DEFAULT

     Each of the following events constitutes an Event of Default under the
Indenture:

          (1) failure to pay interest on any Indenture Security within 60 days after the same becomes due and payable;

          (2) failure to pay principal of or premium, if any, on any Indenture Security within three Business Days after its Maturity;

          (3) failure to perform or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of Outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by the Company within such period and is being diligently pursued;

          (4) certain events relating to reorganization, bankruptcy and insolvency of the Company or appointment of a receiver or trustee for its property (See Section 10.01.); and

          (5) an event of default under the First Mortgage Indenture.

REMEDIES

  ACCELERATION OF MATURITY

     If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of Indenture Securities then Outstanding may declare the principal amount (or if the Indenture Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the Indenture) of all of the Indenture Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the Indenture Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

             (1) all overdue interest, if any, on all Indenture Securities then Outstanding;

             (2) the principal of and premium, if any, on any Indenture Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities; and

             (3) all amounts due to the Trustee as compensation and reimbursement as provided in the Indenture; and

          (b) any other Event or Events of Default, other than the non-payment of the principal of Indenture Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Indenture. (See Section 10.02.)

  POSSESSION OF MORTGAGED PROPERTY

     Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Indenture Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

  RIGHT TO DIRECT PROCEEDINGS

     If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Indenture Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)

  LIMITATION ON RIGHT TO INSTITUTE PROCEEDINGS

     No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless

          (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b) the Holders of not less than a majority in aggregate principal amount of the Indenture Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

          (c) for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty day period by the Holders of a majority in aggregate principal amount of Indenture Securities then Outstanding.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)

  NO IMPAIRMENT OF RIGHT TO RECEIVE PAYMENT

     Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder of an Indenture Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)

  NOTICE OF DEFAULT

     The Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under "Events of Default" may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

  INDEMNIFICATION OF TRUSTEE

     As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the Indenture and institution of action on the Indenture Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections
10.11 and 11.01.)

  REMEDIES LIMITED BY STATE LAW

     The laws of the State of Nevada where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the Indenture in accordance with their terms.

DEFEASANCE

     Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust: (a) money (including Funded Cash not otherwise applied pursuant to the Indenture) in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

     Notwithstanding the foregoing, no Bond shall be deemed to have been paid as aforesaid unless the Company shall have delivered to the Trustee either:

          (a) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

          (b) (i) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its Indebtedness in respect of the Bonds, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Bonds or portions thereof; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing showing the calculation thereof; and (ii) an opinion of tax counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

DUTIES OF THE TRUSTEE; RESIGNATION; REMOVAL

     The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of Indenture Securities then Outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 11.10.)

EVIDENCE TO BE FURNISHED TO THE TRUSTEE

     Compliance with Indenture provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Indenture requires that the Company give the Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Indenture.

                    DESCRIPTION OF FIRST MORTGAGE INDENTURE

GENERAL

     The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the First Mortgage Indenture. Wherever particular provisions of the First Mortgage Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference.

SECURITY

     The First Mortgage Indenture covers substantially all of the Company's real and tangible properties located in the State of Nevada, the Company's interest in a generation station in the State of Arizona, as well as certain mining interests of the Company in the State of Utah, and improvements, extensions and additions thereto and replacements thereof.

     Property excepted from the lien of the First Mortgage Indenture includes:
(a) cash, bills, notes or accounts receivable, contracts or chooses in action (except cash deposited with the Trustee pursuant to the Indenture and except any of such items specifically subjected to the lien of the Indenture); (b) bonds, notes, evidences of indebtedness, judgments, shares of stock or other securities, except any of such items as are specifically subjected to the lien of the Indenture; (c) automobiles or trucks; and (d) materials, supplies, merchandise, goods and appliances held for the purpose of sale in the ordinary course of business and fuel, materials, supplies and similar personal property which are consumable in their use in the operation of the plants or systems of the Company. (See Granting Clause IV of the First Mortgage Indenture.)

     The First Mortgage Indenture constitutes a first mortgage lien on the properties of the Company covered thereby, other than property excepted from the liens thereof and such property as may have been disposed of or released from the liens thereof in accordance with the terms thereof, subject to no liens prior to the liens thereof other than certain specified liens permitted to exist and, as to after-acquired property, to liens existing or placed thereon at the time of acquisition and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the First Mortgage Indenture.


     As of November 30, 2001, the aggregate principal amount of first mortgage bonds outstanding under the First Mortgage Indenture is $387.5 million.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     This section describes the material United States federal income tax consequences of exchanging the Old Bonds for the New Bonds and of owning and disposing of bonds. This section reflects the opinion of Choate, Hall & Stewart, counsel to Nevada Power. This section applies to you only if you acquired the Old Bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that owns notes that are a hedge or that are hedged against interest rate risks;

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     If you purchase bonds at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a bond and you are:

     - a citizen or resident of the United States;

     - a domestic corporation or partnership;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this subsection does not apply to you and you should refer to "United States Alien Holders" below.

  EXCHANGE OF OLD BONDS FOR NEW BONDS

     An exchange of Old Bonds for New Bonds will not be a taxable event for federal income tax purposes. Rather, the New Bonds will be treated as a continuation of the Old Bonds in the hands of a United States holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of Old Bonds for New Bonds, and you will have the same tax basis and holding period in the New Bonds as you had in the Old Bonds.

  PAYMENTS OF INTEREST

     You will be taxed on interest on your bonds as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.


  PURCHASE, SALE AND RETIREMENT OF THE BONDS


     Your tax basis in your Old Bonds generally will be their cost, and your tax basis in any New Bonds acquired in the Exchange Offer will be equal to your tax basis in the Old Bonds surrendered. You will generally recognize capital gain or loss on the sale or retirement of bonds equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your bonds. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property disposed of was held more than one year.

UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a bond and are, for United States federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership;

     - an estate unless its income is subject to United States federal income tax regardless of its source; or

     - a trust unless a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are a United States holder, this section does not apply to you.

     An exchange of Old Bonds for New Bonds will not constitute a taxable event for federal income tax purposes. Rather, the New Bonds will be treated as a continuation of the Old Bonds in the hands of a

United States alien holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of Old Bonds for New Bonds, and you will have the same tax basis and holding period in the New Bonds as you had in the Old Bonds.

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a bond:

     - we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

        (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Nevada Power entitled to vote,

        (2) you are not a controlled foreign corporation that is related to Nevada Power through stock ownership,

        (3) your income or gain from the New Bonds is not effectively connected with a trade or business that you conduct within the United States, and

        (4) either (i) you furnish the U.S. payor an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or (ii) the payor can otherwise be satisfied that you are not a United States person by relying on account documentation or other evidence as prescribed in Treasury regulations. However, this requirement will not be considered satisfied if the payor has actual knowledge or reason to know that you are a United States person notwithstanding the certificate or other documentation.

     - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your bond, including the exchange of Old Bonds for New Bonds.

     We and other payors are required to report payments of interest on your bonds on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.


     If you are engaged in a trade or business within the United States and the interest on the bond is effectively connected with your United States business, the interest and any gain on the bond will not be subject to withholding if you have provided the payor an Internal Revenue Service Form W-8ECI as prescribed in the Treasury regulations. However, interest on a bond that is effectively connected with your United States business will be subject to United States taxation in the same manner as applies to United States holders. In addition, if you are entitled to the benefits of a tax treaty with the United States, interest and gain from the bond will generally not be taxable, even if effectively connected with a United States trade or business, unless you also have a permanent establishment in the United States to which the interest or gain is attributable. In order to claim benefits under a tax treaty with the United States, you must furnish an Internal Revenue Service Form W-8BEN to the payor.


     Further, a bond held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Nevada Power entitled to vote at the time of death, and

     - the income on the bond would not have been effectively connected with a United States trade or business of the decedent at the same time.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We and other payors, including brokers, may be required to report to you and to the Internal Revenue Service any payments of principal, premium and interest on your bond and the amount of any proceeds from the sale or exchange of your bond. As described more fully below, we and other payors may also be required to make "backup withholding" from payments of principal, premium, interest and sales proceeds if you fail to provide an accurate taxpayer identification number or otherwise establish an exemption from backup withholding.

     Backup withholding is not an additional tax. If you are subject to backup withholding, you may obtain a credit or refund of the amount withheld by filing the required information with the Internal Revenue Service.

  UNITED STATES HOLDERS


     In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your bond. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your bond before maturity within the United States. Additionally, backup withholding at a rate of 30.5% (30.0% for payments after December 31, 2001) will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.


  UNITED STATES ALIEN HOLDERS

     In general, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "United States Alien Holders" are satisfied or you otherwise establish an exemption.

     In general, proceeds of your sale of a bond will not be subject to backup withholding or information reporting if:

     - you furnish your broker an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or

     - your broker possesses other documentation concerning your account on which the broker is permitted to rely under Treasury regulations to establish that you are a non-United States person, or

     - you otherwise establish an exemption.

     If you are not exempted from backup withholding and information reporting under the preceding paragraph:

     - backup withholding and information reporting will apply to the proceeds of any sale that you make through the United States office of any broker, foreign or domestic.

     - information reporting will also apply to the proceeds of sales that are made through a foreign office of a broker if the proceeds are paid into a United States account, or such proceeds or the confirmation of the sale are mailed to you at a United States address, or if you have opened an account with a United States office of your broker, or regularly communicated with the broker from the United States concerning the sale in question and other sales, or negotiated the sale in question through the broker's United States office. Backup withholding will also apply unless the proceeds of such a sale are paid to an account maintained at a bank or other financial institution located outside the United States.

     - information reporting, but not backup withholding, will apply to sales made through a foreign office of a broker that is a United States person, or that is a foreign corporation or partnership controlled by U.S. persons or that derives more than 50% of its income from U.S. business activities over a three-year period as specified in the Treasury regulations.

     Notwithstanding any withholding certificate or documentary evidence in a broker's possession, a broker who has actual knowledge or reason to know that you are a United States person will be required to make backup withholdings and file information reports with the Internal Revenue Service if the broker is a U.S. person or is a foreign person that has a U.S. connection of the type discussed in the last bullet point of the preceding paragraph.

                              ERISA CONSIDERATIONS

     Before making an investment in the Bonds, a benefit plan investor subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and/or the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended (the "Code") (collectively, an "ERISA Plan") should review the following summary of issues.

     THIS SUMMARY IS BASED ON THE PROVISIONS OF ERISA AND THE CODE (AND THE RELATED REGULATIONS AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS) AS OF THE DATE HEREOF. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND NO ASSURANCE CAN BE GIVEN THAT FUTURE LEGISLATION, COURT DECISIONS, ADMINISTRATIVE REGULATIONS, RULINGS OR ADMINISTRATIVE PRONOUNCEMENTS WILL NOT SIGNIFICANTLY MODIFY THE REQUIREMENTS SUMMARIZED HEREIN. ANY SUCH CHANGES MAY BE RETROACTIVE AND MAY THEREBY APPLY TO TRANSACTIONS ENTERED INTO PRIOR TO THE DATE OF THEIR ENACTMENT OR RELEASE.

     In contemplating an investment of a portion of an ERISA Plan in the Bonds, the fiduciary of the ERISA Plan who is responsible for making such investment should carefully consider, taking into account the facts and circumstances of the ERISA Plan, whether such investment is consistent with the fiduciary responsibility requirements of ERISA, including, but not limited to, whether:
(i) such investment is consistent with the prudence and diversification requirements of ERISA; (ii) the fiduciary has authority to make such investment under the appropriate governing instrument and Title I of ERISA; (iii) such investment is made solely in the interest of the participants in and beneficiaries of the ERISA Plan; (iv) the acquisition and holding of the Bonds does not result in a non-exempt "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code; and (v) such investment does not violate ERISA's prohibition on improper delegation of control over or responsibility for "plan assets."

     Fiduciaries of ERISA Plans should also carefully consider the definition of the term "plan assets" in Regulations Section 2510.3-101 promulgated by the United States Department of Labor ("DOL") on November 13, 1986 (the "Plan Asset Regulations"). Under the Plan Asset Regulations, if an ERISA Plan invests in an "equity interest" in a corporation, partnership, trust or another specified entity, the underlying assets and properties of the entity may be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing ERISA Plan. According to the Plan Asset Regulations, an interest is not an "equity interest" if it is treated as an indebtedness under applicable local law and has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the Bonds should not be treated as equity interests for purposes of the Plan Asset Regulations. Accordingly, the assets of the Company should not be treated as the assets of any ERISA Plans investing in the Bonds.

     In addition, ERISA and the Code generally prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan ("parties in interest" as defined in ERISA or "disqualified persons" as defined in the Code).

     The Bonds may not be sold or transferred to, and each purchaser by its purchase of the Bonds shall be deemed to have represented and covenanted that it is not acquiring the Bonds for or on behalf of, and will not transfer the Bonds to, any ERISA Plan except that such purchase for or on behalf of an ERISA Plan shall be permitted:

     (i) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no ERISA Plan (together with any other plan maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class Exemption 91-38 issued by the DOL are satisfied;

     (ii) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Bonds are outstanding, no ERISA Plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class Exemption 90-1 issued by the DOL are satisfied;

     (iii)  to the extent such purchase is made on behalf of an ERISA Plan by
            (A) an investment adviser registered under the 1940 Act that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in Section 202 (a)(2) of the 1940 Act with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one State to manage, acquire or dispose of any assets of an ERISA Plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a State authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the DOL, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliates thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

     (iv) to the extent such plan is a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of the Title I of ERISA or Section 401 of the Code;

     (v) to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the State of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60 issued by the DOL, and the other applicable conditions of such exemption are otherwise satisfied;

     (vi) to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23 issued by the DOL, such manager has made or properly authorized the decision for such plan to purchase Bonds, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the purchase and holding of such Bonds; or

     (vii) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

     PROSPECTIVE INVESTORS THAT ARE ERISA PLANS ARE STRONGLY URGED TO CONSULT THEIR OWN ERISA AND TAX ADVISORS REGARDING THE CONSEQUENCES OF AN INVESTMENT IN THE BONDS.

     The sale of the Bonds to an ERISA Plan shall not be deemed a representation by the Company or the initial purchasers that this investment meets all relevant legal requirements with respect to ERISA Plans generally or any particular ERISA Plan.

                              PLAN OF DISTRIBUTION

     As discussed under the Section entitled "THE EXCHANGE OFFER," based on an interpretation of the staff of the Securities and Exchange Commission, New Bonds issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such New Bonds (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Bonds are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Bonds.


     Each broker-dealer that receives New Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds only where those Old Bonds were acquired as a result of market-making activities or other trading activities. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. The Company has agreed that, for a period of 180 days after the Expiration Date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of New Bonds by broker-dealers. New Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Bonds. Any broker-dealer that resells New Bonds that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of those New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of New Bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.


     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for holders of the Bonds) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are filing a registration statement on Form S-4 to register with the Securities and Exchange Commission the New Bonds to be issued in exchange for the Old Bonds. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

     Although all of the common stock of the Company is owned by Sierra Pacific Resources, the Company remains subject to the informational requirements of the Exchange Act with respect to certain other classes of securities currently outstanding. The Company, therefore, files reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that have been filed electronically with the Securities and Exchange Commission.

                 INCORPORATION OF INFORMATION WE FILE WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

     - incorporated documents are considered part of the prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

     - the Company's annual report on Form 10-K for the year ended December 31, 2000;


     - the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001;



     - the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2001; and



     - the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001.


     We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

     - reports filed under Sections 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Exchange Act.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Treasurer, Nevada Power Company, P.O. Box 10100 (6100 Neil Road), Reno Nevada 89520-3150,
Telephone: (775) 834-5640.

                                 LEGAL OPINIONS

     The validity of the New Bonds offered hereby and certain tax matters will be passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts. Matters of Nevada law will be passed upon for the Company by Woodburn and Wedge, Reno, Nevada.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Nevada Power's Annual Report on Form 10-K for the year ended December 31, 2000 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II


ITEM 21.  EXHIBITS


     See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 17(th) day of December, 2001.


                                          NEVADA POWER COMPANY


                                          By     /s/ DENNIS D. SCHIFFEL

                                            ------------------------------------

                                                     Dennis D. Schiffel


                                                 Senior Vice President and


                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----



            /s/ WALTER M. HIGGINS* III                         Director              December 17, 2001
---------------------------------------------------
               Walter M. Higgins III




                /s/ MARK A. RUELLE*                            President             December 17, 2001
---------------------------------------------------
                  Mark A. Ruelle




              /s/ DENNIS D. SCHIFFEL                   Senior Vice President and     December 17, 2001
---------------------------------------------------     Chief Financial Officer
                Dennis D. Schiffel




                /s/ JOHN E. BROWN*                            Controller             December 17, 2001
---------------------------------------------------
                   John E. Brown




               /s/ EDWARD P. BLISS*                            Director              December 17, 2001
---------------------------------------------------
                  Edward P. Bliss




               /s/ MARY LEE COLEMAN*                           Director              December 17, 2001
---------------------------------------------------
                 Mary Lee Coleman




              /s/ KRESTINE M. CORBIN*                          Director              December 17, 2001
---------------------------------------------------
                Krestine M. Corbin




               /s/ THEODORE J. DAY*                            Director              December 17, 2001
---------------------------------------------------
                  Theodore J. Day




              /s/ JAMES R. DONNELLEY*                          Director              December 17, 2001
---------------------------------------------------
                James R. Donnelley




              /s/ FRED D. GIBSON JR.*                          Director              December 17, 2001
---------------------------------------------------
                Fred D. Gibson Jr.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----




               /s/ JERRY E. HERBST*                            Director              December 17, 2001
---------------------------------------------------
                  Jerry E. Herbst




               /s/ JAMES L. MURPHY*                            Director              December 17, 2001
---------------------------------------------------
                  James L. Murphy




               /s/ JOHN F. O'REILLY*                           Director              December 17, 2001
---------------------------------------------------
                 John F. O'Reilly




                                                               Director
---------------------------------------------------
                  Clyde T. Turner




              /s/ DENNIS E. WHEELER*                           Director              December 17, 2001
---------------------------------------------------
                 Dennis E. Wheeler

              /s/ DENNIS D. SCHIFFEL                                                 December 17, 2001
---------------------------------------------------
              *By: Dennis D. Schiffel
                 Attorney-in-fact

                                 EXHIBIT INDEX


 1.1+ Registration Rights Agreement dated as of May 24, 2001 between Nevada Power Company and Credit Suisse First Boston
       Corporation as representative of the several Initial
       Purchasers.
 3.1+ Articles of Incorporation (previously filed as Exhibit 3(B) to Form 10-K for the year ended December 31, 1999)
 3.2+ By-Laws (previously filed as Exhibit 3(C) to Form 10-K for the year ended December 31, 1999)
 4.1+  General and Refunding Mortgage Indenture, dated as of May 1,
       2001 between Nevada Power Company and The Bank of New York, as Trustee (previously filed as Exhibit 4.1(a) to Form 10-Q for the quarter ended June 30, 2001)
 4.2+ First Supplemental Indenture, dated as of May 1, 2001, establishing Nevada Power Company's 8.25% General and
       Refunding Mortgage Bonds, Series A, due June 1, 2001
       (previously filed as Exhibit 4.1(b) to Form 10-Q for the quarter ended June 30, 2001)
 4.3+  Officer's Certificate establishing the terms of Nevada Power
       Company's 8.25% General and Refunding Mortgage Bonds, Series
       A, due June 1, 2001 (previously filed as Exhibit 4.1(c) to
       Form 10-Q for the quarter ended June 30, 2001)
 5.1+  Opinion of Choate, Hall & Stewart
 5.2+  Opinion of Woodburn and Wedge
 8.1+  Opinion of Choate, Hall & Stewart as to Tax Matters
       (included in Exhibit 5.1)
23.1   Consent of Deloitte & Touche LLP
23.2+  Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
23.3+  Consent of Woodburn and Wedge (included in Exhibit 5.2)
23.4+  Consent of Choate, Hall & Stewart as to Tax Matters
       (included in Exhibit 5.1)
24.1+  Powers of Attorney
25.1 Statement of Eligibility of Trustee on Form T-1 of The Bank of New York
99.1   Form of Letter of Transmittal
99.2   Form of Exchange Agent Agreement


---------------

+ Previously filed